Exhibit 10.16

2011 Short-Term Incentive Plan

Purpose	As a means of rewarding employees for their contribution toward the success of the Company, a 2011 Short-Term Incentive Plan (STIP) has been instituted. The STIP is designed to link a portion of employees’ total compensation to the attainment of specific, measurable, and bottom-line oriented key company performance indicators.

Eligibility	The Plan applies to all non-unionized, regular, employees of the Company. Eligibility for or receipt of incentive pay should not be considered as automatic, retroactive or precedent based.

Performance Period	The STIP relates to the achievement of performance goals over the period from January 1, 2011 to December 31, 2011.

Plan Design	The STIP is designed to reflect the different employee accountabilities and diversity of positions. In order to tie incentive payouts to employee performance and the achievement of key performance indicators, the STIP’s design is adapted to all groups of employees: Operations, Sales and Corporate.

The amount of award a participant is eligible to receive is expressed as a certain percentage of the employee’s base salary as determined by his or her grade level. Base salary is the rate in effect at December 31, 2011. The Company determines the threshold, target and maximum incentive payouts to participants, which payout levels vary per grade level. Supervisors are responsible to inform their employees of their respective threshold, target and maximum incentive award payouts.

Discretionary Plan and Plan Administration

Discretionary Plan and Plan Administration

•   Incentive payouts are within the complete and sole discretion of the Company.

•   The Company will approve actual achievement of performance measures and individual awards based on actual achievement before awards are granted and paid, subject to the overall maximum incentive payout described below under “Maximum and Minimum Payout.”

•   The Company has the right to adjust any or all awards; this includes the right to eliminate any or all awards for any year despite achievement of performance measures, even if such decision is made after the end of the performance period.

• The Company may modify, suspend, amend or terminate the STIP at any time.

•   With respect to any employee, the Company reserves the right to reduce or even cancel incentive awards in the event an employee has demonstrated a lower level of performance than expected, whether or not the performance levels have been met.

• Each business unit needs to complete a performance review assessment for each employee to justify an award under the STIP.

• Adjustments may be made to the financial metrics for closure costs, severance costs and similar items.

• Adjustments may also be made to the cost metrics for specific reasons such as market downtime, major variation in grade mix, major changes in input price, etc.

• Any adjustment to the performance metrics has to be formally approved before implementation.

• Awards under the STIP are anticipated to be paid in a lump sum no later than March 15, 2012.

This plan text replaces and supercedes any and all prior versions and summary fact sheet.	May 18, 2011

2011 Short-Term Incentive Plan

Performance Metrics	Performance Metrics – Weighting

Performance Metrics

Criteria	Threshold	Target	Maximum

Income from operations (ABH)	$337 M	$464 M	$553 M

Manufacturing costs[1]	$.5% < budget 20 M	$2% < budget 80 M	$3% < budget 120 M

SG&A cost	$150 M	$145 M	$140 M

Safety – OSHA rate[2]	1.4 points	1.0 point	<1.0 point

Safety – Severity[3]	33	30	≤ 25

[1]	Targets based on cost of goods sold are set for the recycling division.
[2]	The calculation methodology for the mills/divisions varies from the calculation methodology for corporate.
[3]	Targets based on vehicle incident rate are set for the recycling division.

% of STIP

Weighting	Pulp/paper mills	Wood products division	Sales	Corporate functions
Income from operations (ABH)	40%	40%	50%	50%
Manufacturing costs (mill)	40%	40%
SG&A cost or profit/metric ton			30%	30%
Safety – OSHA (mill/division) (ABH)	15%	15%	15% (ABH)	15% (ABH)
Safety – Severity (mill/division) (ABH)	5%	5%	5% (ABH)	5% (ABH)

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2011 Short-Term Incentive Plan

Maximum and Minimum Payout	The overall maximum incentive payout under the STIP cannot exceed 7% of the free cash flow (FCF) generated by the Company in 2011 (maximum available envelope). If the total payout determined based on actual achievement of performance metrics exceeds the maximum available envelope, all incentive awards are reduced on a prorata basis. If the total payout determined based on actual achievement of performance metrics is lower than the maximum available envelope, the excess envelope is not distributed to participants.

There is no minimum payout under the STIP.

Cash Flow Measure	For purpose of the STIP, free cash flow is defined as income from operations, adjusted for: • Cash interest

• Cash reorganization costs

• Depreciation

• Pension funding

• Cash taxes

• Work capital variation

• Maintenance capital expenditures

• Other

Administrative Guidelines	New Hires

An employee hired into a regular position before October 1, 2011 is eligible to participate pro rata during the performance period. An employee hired into a regular position on or after October 1, 2011 is not eligible for participation in the STIP.

Promotion or Status Changes

•  If an employee is promoted or demoted to a position covered by a different incentive payout level, any incentive payout calculation will be prorated for time spent in respective positions. In either case, the base salary rate used to determine the prorated incentive payout will be the base salary rate in effect at December 31, 2011.

•  If an employee’s status changes from temporary to regular or union to non-union during the performance period, the employee will be eligible to participate for time spent as a regular or non-union employee, as the case may be, and any incentive payout calculation will be prorated for time spent as a regular or non-union employee, as the case may be. In either case, the base salary rate used to determine the prorated incentive payout will be the base salary rate in effect at December 31, 2011.

Termination

•  An employee who elects to retire, is involuntarily terminated for reasons other than cause, or who dies during the performance period will be entitled to receive a prorata amount of an incentive payout, based on actual achievement for time as an active eligible employee, if and when the Board approves the incentive payouts and does not otherwise cancel payment.

•  An employee who voluntarily resigns from the Company during the performance period (inclusive) will not be eligible to receive an award. An employee who voluntarily resigns from the Company after the performance period will remain eligible to receive an award, if and when the Company approves the incentive payouts and does not otherwise cancel payment.

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2011 Short-Term Incentive Plan

•   An employee who is terminated for cause, as determined by the Company or his specific employer, in their discretion, whether during the performance period or after the performance period and before actual payouts, will not receive an award.

Other leaves

• Maternity/parental/adoption leave: The length of the leave is not included in the calculation of any incentive payout.

• Leave without pay: The length of the leave is not included in the calculation of any incentive payout.

• Short-term absence due to illness: The length of the absence is included in the calculation of the incentive payout if it is a bona fide absence pursuant to the disability medical leave procedure.

• Long-term absence due to illness (time on long-term disability): The length of the absence is not included in the calculation of the incentive payout.

Approved by:

/s/ Richard Garneau
Richard Garneau
President and Chief Executive Officer

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